EXHIBIT 10.6 AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT PLAN FOR EXECUTIVES OF GETTY REALTY CORP. AND PARTICIPATING SUBSIDIARIES (ADOPTED BY THE COMPANY ON DECEMBER 16, 1997 AND AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009).

SUPPLEMENTAL RETIREMENT PLAN
FOR EXECUTIVES OF
GETTY REALTY CORP.
AND PARTICIPATING SUBSIDIARIES
Amended and Restated effective January 1, 2009

-i-

INTRODUCTION

This Supplemental Retirement Plan for Executives of Getty Realty Corp. and Participating Subsidiaries was originally effective January 1, 1989, and is hereby amended and restated effective January 1, 2009. This Plan is intended to promote extraordinary contributions by eligible executives by providing such executives with supplemental retirement benefits. The Plan is unfunded and is maintained by Getty Realty Corp. and its participating subsidiaries primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees. The Plan reads as hereinafter set forth.

Article 1. Definitions

1.01

“Account” shall mean a Member’s account in the Trust which shall consist of all amounts credited to a Member under Section 3.01, adjusted for any earnings or losses on those amounts pursuant to Section 3.05 and after payment of any expenses as provided by the provisions of the Trust.

1.02	“Affiliated Company” shall mean any company, corporation or business directly or indirectly controlled by the Company, whether or not such company, corporation or business participates in the Plan.

1.03	“Beneficiary” shall mean the beneficiary designated by a Member pursuant to Section 4.03.

1.04	“Code” shall mean the Internal Revenue Code of 1986 as it may be amended.

1.05	“Committee” shall mean the individuals appointed by the Company under Section 5.06 to administer the Plan.

1.06	“Company” shall mean Getty Realty Corp. or any successor by merger, purchase or otherwise, with respect to its employees.

1.07	“Company Contributions” shall mean the amount of contributions credited to a Member under Section 3.01.

1.08

“Compensation” shall mean “compensation” as defined in the Retirement Plan for purposes of profit sharing allocations thereunder. If the Company changes the definition of “compensation” in the Retirement Plan during the Plan Year, the change will be effective as of the next January 1 for purposes of this Plan.

1.09	“Effective Date” shall mean January 1, 1989.

1.10	“Member” shall mean an employee of a Participating Company for whom a Company Contribution has been made under the Plan.

1.11	“Participating Company” shall mean the Company and any Affiliated Company which the Company designates for participation in the Plan in accordance with Section 5.06(b).

1.12	“Plan” shall mean this Supplemental Plan for Executives of Getty Realty Corp. and Participating Subsidiaries.

1.13	“Plan Year” shall mean the calendar year starting on January 1, 1989 and each succeeding calendar year.

1.14	“Retirement Plan” shall mean the Getty Realty Corp. Retirement and Profit-Sharing Plan.

1.15	“Trust” shall mean the grantor trust established under Section 3.07.

1.16	“Valuation Date” shall mean the last business day of each calendar quarter following the Effective Date.

1.17

“Separation from Service” shall have the same meaning as that term is used in Section 409A(a)(2)(A)(i) of the Code including by reason of becoming disabled as that term is used in Section 409A(a)(2)(A)(ii) of the Code and excluding death.

Article 2. Participation

2.01	Participation

(a)

Only officers and other senior management employees of the Participating Companies shall be eligible to have a Company Contribution made to the Plan on their behalf. Each Plan Year the Committee, in its sole discretion, shall select those officers and other senior management employees of the Participating Companies for whom a Company Contribution shall be made for that Plan Year or for the immediately preceeding Plan Year. An employee who receives a Company Contribution shall be a Member and shall remain a Member until he receives the full balance of his Account in accordance with Article 4. Employees shall be notified of their Membership in the Plan as soon as practicable after the Committee has made its selection.

(b)

The Committee is not under any obligation to select an officer or other person as an employee for whom a Company Contribution shall be made for a Plan Year solely because he had a Company Contribution made on his behalf in a prior Plan Year.

2.02	Other Information

As a condition of participation in this Plan, a Member may be required by the Committee to provide such information as the Committee may deem necessary to properly administer the Plan.

Article 3. Contributions and Funding

3.01	Amount of Contributions

For any Plan Year beginning on or after January 1, 1989, each Participating Company shall make a contribution to the Trust for each of its employees selected by the Committee under Section 2.01 for that Plan Year. The amount of a Participating Company’s contribution on behalf of such an employee for a Plan Year shall be equal to ten percent of the Compensation the employee received in that Plan Year, reduced by the amount of any “Retirement Plan Contributions” allocated to the employee on account of that Plan Year. For purposes of this Section 3.01, “Retirement Plan Contributions” shall mean all contributions, other than elective deferrals as defined in Section 402(g)(3) of the Code, made by the Company or an Affiliated Company under the Retirement Plan as it may be amended, or under any successor thereto, or made pursuant to the provisions of any other plan, qualified under Section 401(a) of the Code, maintained by the Company or an Affiliated Company.

3.02	Crediting to Accounts

The Company Contributions made by a Participating Company on behalf of a Member for any Plan Year shall be paid to the Trust as soon as practicable after the end of the Plan Year in which the employee is selected by the Committee and shall be credited to the Member’s Account as of the first Valuation Date coincident with or immediately following the date they are paid to the Trust.

3.03	Vesting of Account

The Member shall vest in his Account at the same rate at which such Account would have vested under the Retirement Plan had the Account been maintained under the Retirement Plan. In the event the Member ceases to be employed by the Company or an Affiliated Company prior to vesting in all or any part of the Company Contributions credited on his behalf, such Company Contributions shall be forfeited and shall not be restored in the event the Member is subsequently reemployed by the Company or an Affiliated Company. Any amounts forfeited under this Section 3.03 shall be returned to the Participating Company which had employed the forfeiting Member as soon as practicable after the end of the Plan Year in which the forfeiture occurs or, in the alternative, credited towards any contributions the Participating Company may be required to make under Section 3.01 for the next Plan Year.

3.04	Investment of Accounts

(a)

Hypothetical investment gains and losses will be credited to the Accounts based on the performance of one or more mutual funds or other investment vehicles selected by the Member from among those made available to the Member from time to time by the Committee, in its discretion. The Member must select investment options and make changes to those selections using forms and procedures acceptable to the Committee. Neither the Company nor any Participating Company will guarantee the Accounts against loss or depreciation, whether caused by poor investment performance of investment options or otherwise, nor will the Company, Participating Company, or any member of the

Committee have any liability with respect to such performance.

(b)

Notwithstanding anything to the contrary in this Plan, the Committee may use the assets of the Trust allocated to employees of a Participating Company to satisfy claims of the Participating Company’s general creditors in the event of the Participating Company’s bankruptcy or insolvency.

3.05	Valuation of Trust

(a)

The Committee shall cause the Trust to be valued on the last Valuation Date in each Plan Year and on such other Valuation Dates as it deems advisable. Each time the Trust is valued, there shall be allocated to the Accounts of each Member his proportionate share of the increase or decrease in the fair market value of the Trust’s assets.

(b) Whenever an event requires a determination of the value of a Member’s Account, the value shall be computed as of the Valuation Date coincident with or next following the date of determination.

3.06	Individual Accounts

The Committee shall maintain, or cause to be maintained, records showing the individual balances of each Member’s Account. At least once a year, each Member shall be furnished with a statement setting forth the value of his Account.

3.07	Establishment of a Trust

(a)

The Company shall establish a grantor trust for the benefit of Members participating in the Plan. The assets of the Trust will be held separate and apart from the funds of the Participating Companies, and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

(i) the creation of the Trust shall not cause the Plan to be other than “unfunded” for purposes of Title I of the Employee Retirement Income Security Act of 1974;

(ii) the Participating Companies shall be treated as “grantors” of the Trust for purposes of Section 677 of the Code; and

(iii)

the trust agreement shall provide that its assets may be used to satisfy claims of the Participating Companies’ general creditors, and the rights of such general creditors are enforceable by them under federal and state law.

Article 4. Payment of Benefits

4.01	Commencement of Benefits

(a)

A Member shall be entitled to receive payment of his vested Account upon his Separation from Service with the Company or an Affiliated Company for any reason. Payment shall be made in a single cash sum within 30 days following the Member’s Separation from Service with the Company or the Affiliated Company.

(b)

Except as otherwise provided in the Plan and as permitted under Section 409A of the Code, no portion of a Member’s Account may be withdrawn or otherwise distributed prior to the Member’s Separation from Service with the Company or an Affiliated Company.

(c)

If a Member is a “specified employee” as that term is used in Section 409A(a)(2)(B)(i) of the Code at the time of his Separation from Service with the Company or an Affiliated Company (as determined in good faith by the Compensation Committee of the Board of Directors of the Company), payment of his vested Account shall be made on the first day following the six month anniversary of such Member’s Separation from Service with the Company or an Affiliated Company.

4.02	Payment on Death

A Member’s vested Account shall be payable to his Beneficiary in a single cash sum within 90 days after the Member’s death.

4.03	Designation of Beneficiary

Each Member shall file with the Committee a written designation of one or more persons or trusts as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death pursuant to Section 4.02. A Member may, from time to time revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, the Member’s estate shall be deemed to have been designated his Beneficiary and shall receive the payment of the amount, if any, payable under the Plan upon his death.

Article 5. General Provisions

5.01	Benefits Are Unsecured

All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Participating Companies. Such amounts shall be paid out of the general assets of the Participating Companies, to the extent not paid by the Trust.

5.02	No Contract of Employment

The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or an Affiliated Company to discharge any employee and to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan.

5.03	Facility of Payment

In the event that the Committee shall find that a Member is unable to care for his affairs because of illness or accident, the Committee, may direct that any benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

5.04	Withholding Taxes

All payments under this Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements.

All amounts sufficient to satisfy any state or local withholding tax requirements or the Federal Insurance Contributions Act (FICA) tax imposed under section 3121(v)(2) of the Code (such state, local and FICA taxes collectively referred to as the “Taxes”) that is due with respect to any Member’s Account prior to such Member’s Separation from Service with the Company or an Affiliated Company or his death including, but not limited to, as a result of Company Contributions having been made or become vested or any required re-Valuation of a Member’s Account, if not paid by the Member in cash or by check to the Company or the Affiliated Company, as applicable, shall be withheld from payment of such Member’s biweekly compensation or any other amounts then due the Member. In the event that the aggregate amount of the Member’s biweekly compensation or other amounts due the Member on or after the date of the event giving rise to the imposition of the Taxes and before the date that the Company or an Affiliated Company is required to deposit the Taxes with the appropriate depository is less than the amount of such Taxes, the Company or the Affiliated Company may direct the Committee or the Trustees to distribute from the Member’s Account an amount sufficient to pay the applicable Taxes, as well as the amount of any taxes imposed under Section 3401 of the Code on such distribution, but in no event shall any such distribution exceed the amount permitted to be distributed under Treasury Regulation section 1.409A-3(j)(4)(vi) or 1.409A-3(j)(4)(xi) or any successor provision.

5.05	Nonalienation

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Member or his Beneficiary.

5.06	Administration

(a)

The Plan shall be administered by an administrative committee of at least two officers or employees appointed by the Company. The Committee shall interpret the Plan, establish regulations to further the purposes of the Plan and take any other action necessary to the proper operation of the Plan.

(b) The Company, in its sole discretion and upon such terms as it may prescribe, may permit any Affiliated Company to participate in the Plan.

(c)

Prior to paying any benefit under this Plan, the Committee may require the Member or Beneficiary to provide such information or material as the Committee, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under this Plan. The Committee may withhold payment of any benefit under this Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

(d)

The Committee shall provide adequate notice in writing to any Member, former Member or Beneficiary whose claim for benefits under this Plan has been denied, setting forth the specific reasons for such denial. A reasonable opportunity shall be afforded to any such Member, former Member or Beneficiary for a full and fair review by the Committee of its decision denying the claim. The Committee’s decision on any such review shall be final and binding on the Member, former Member or Beneficiary and all other interested persons.

	(e)	All acts and decisions of the Committee shall be final and binding upon all Members, former Members, Beneficiaries and employees of the Company or an Affiliated Company.

5.07	Administrative Expenses

All expenses of administering the Plan and the Trust shall be paid by the Participating Companies.

5.08	Construction

(a)

The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel and all rights hereunder shall be governed by and construed in accordance with this intention and with the laws of the state of New York.

	(b)	The masculine pronoun shall mean the feminine wherever appropriate.

	(c)	The captions inserted in this Plan are inserted as a matter of convenience and shall not affect the construction of the Plan.

5.09	Code Section 409A Compliance

The Plan is intended to be designed and administered to comply with Section 409A of the Code. The Committee shall undertake to administer, interpret, and construe the Plan in a manner that does not result in the imposition on any Member of any additional tax, penalty, or interest under Section 409A of the Code. Any Plan provision that would cause the Plan to fail to meet the requirements of paragraphs (2), (3) or (4) of Section 409A(a) of the Code either through conflict with such paragraphs of the Code or by omission shall be interpreted in a manner, or by substituting or including such provisions that would cause the Plan to comply with Section 409A of the Code.

If the Company by its operation of the Plan and by no fault of the Member causes the Plan to fail to meet the requirements of paragraphs (2), (3) or (4) of Section 409A(a) of the Code, the Company shall reimburse the Member for interest and additional tax payable with respect to previously deferred compensation as provided in Section 409A(a)(1)(B) of the Code incurred by the Member including a tax “gross-up” on such reimbursement. Any such reimbursement and tax gross-up payment shall be calculated in good faith by the Committee and shall be paid by the end of the Member’s taxable year next following the Member’s taxable year in which the related taxes are remitted to the taxing authority.

In the event that any portion of a Member’s Account shall be includible in income pursuant to Section 409A(a)(1) of the Code before the Member incurs a Separation from Service, the Committee shall distribute to the Member that portion of the Member’s Account upon such inclusion in income to the extent permitted under Treasury Regulation section 1.409A-3(j)(4)(vii) or any successor provision.

Article 6. Amendment and Termination

6. 01	Right to Terminate

The Company, by action of its Board of Directors, may, in its sole discretion, terminate this Plan at any time or suspend contributions to the Plan for a fixed or indeterminate period of time. In the event the Plan is terminated, each Member and Beneficiary shall be fully vested in his Account and the amounts accumulated in Member Accounts pursuant to the Plan prior to termination will continue to be subject to the provisions of the Plan, other than vesting provisions, as if the Plan had not been terminated. Notwithstanding the foregoing sentence, the Company reserves the right to distribute Member Accounts pursuant to the provisions of Treasury Regulation section 1.409A-3(j)(4)(ix)(B) with respect to a change in control event or Treasury Regulation section 1.409A-3(j)(4)(ix)(C) with respect to a termination and liquidation of any and all deferred compensation plans.

6.02	Right to Amend

The Company, by action of its Board of Directors, may, at any time and in its sole discretion, modify or amend this Plan or the Trust in any way, including, without limitation, increasing or decreasing the rate of Company Contributions made pursuant to Section 3.01. However, no modification or amendment of the Plan shall adversely affect the right of any Member to receive the benefits granted under the Plan in respect of such Member as of the date of modification or amendment.